FIFTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIFTH AMENDMENT (the “Fifth Amendment”) TO REGISTRATION RIGHTS AGREEMENT is made and entered into as of this 21st day of October, 2016, by and among Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), and the holders of registrable securities (the “Holders”) listed on the signature pages hereto.
RECITALS:
WHEREAS, pursuant to Section 4.3 of the Registration Rights Agreement dated July 14, 2016 (as amended, the “Registration Rights Agreement”), by and among the Company and the Holders, the Registration Rights Agreement may be amended or modified by the Company and the Holders; and
WHEREAS, the Holders and the Company desire to enter into the Fifth Amendment to amend the definition of “Filing Deadline” set forth in the Registration Rights Agreement.
NOW, THEREFORE, the parties hereto agree to amend the Stockholders Agreement as follows:

I.	Amendment to the Registration Rights Agreement:
1.The definition of “Filing Deadline” set forth in Section 1.1 of the Registration Rights Agreement is hereby amended and restated in its entirety and replaced with the following:
“Filing Deadline” means (i) with respect to the Resale Shelf S-3, October 28, 2016, and (ii) with respect to any Additional Registration Statement, the 30th day after the date that the Company is allowed to file such Additional Registration Statement by the SEC; provided, that if in any case the Filing Deadline falls on a Saturday, Sunday or any other day which shall be a legal holiday or a day on which the SEC is authorized or required by law or other government actions to close, the Filing Deadline shall be the following Business Day.

II.	General Provisions
1.In case of conflict between this Fifth Amendment and the Registration Rights Agreement, this Fifth Amendment shall control.
2.The Registration Rights Agreement, except as expressly amended hereby, shall remain in full force and effect.
3.Incorporation of Certain Information by Reference. The provisions of Section 4.9 of the Registration Rights Agreement captioned “Governing Law and Venue; Waiver of Jury

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Trial,” are incorporated herein by reference as though such provisions were fully set forth verbatim herein and shall apply to this Fifth Amendment mutatis mutandis.
4.Counterparts. This Fifth Amendment may be executed in several counterparts (including by facsimile, .pdf or other electronic transmission), each of which shall be deemed an original and all of which together constitute one and the same instrument.
[Signature appears on following page]

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IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to Registration Rights Agreement as of the date first written above.

COMPANY:

PAR PACIFIC HOLDINGS, INC.

By: /s/ James Matthew Vaughn
Name:    James Matthew Vaughn
Title:    Senior VP and General Counsel

HOLDERS:

EGI INVESTORS, L.L.C.

By: /s/ Phillip G. Tinkler
Name:    Phillip G. Tinkler
Title:    Vice President

HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC, its
trading manager

By: /s/ Jonathan Segal
Name:    Jonathan Segal
Title: Managing Director

HIGHBRIDGE TACTICAL CREDIT &
CONVERTIBLES MASTER FUND, L.P.

By: Highbridge Capital Management, LLC, its
trading manager

By: /s/ Jonathan Segal
Name:    Jonathan Segal
Title:    Managing Director

[SIGNATURE PAGE TO FIFTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT]